The information in this preliminary term sheet is not complete and may be changed. This preliminary term sheet and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes and we are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Preliminary Term Sheet dated November 4, 2026

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-285508

(To Product Supplement No. EQUITY STR-1 dated July 15,
2026, Prospectus Supplement dated March 25, 2025

and Prospectus dated March 25, 2025)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	November , 2026 November , 2026 November , 2029
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Autocallable Strategic Accelerated Redemption Securities® Linked to the VanEck® Gold Miners ETF

▪	Automatically callable if the Closing Market Price of the VanEck® Gold Miners ETF (the “Market Measure”) on any Observation Date, occurring approximately one, two and three years after the pricing date, is at or above the Starting Value. If the notes are automatically called, on the relevant Call Settlement Date you will receive the applicable Call Amount, and no further amounts will be payable on the notes

▪	In the event of an automatic call, the Call Amount payable per unit will be:

▪	[$12.00 to $12.10] if automatically called on the first Observation Date

▪	[$14.00 to $14.20] if automatically called on the second Observation Date

▪	[$16.00 to $16.30] if automatically called on the final Observation Date

▪	If not automatically called on either of the first two Observation Dates, a maturity of approximately three years

▪	If not automatically called on any of the Observation Dates, 1-to-1 downside exposure to decreases in the Underlying Fund, with up to 100% of your principal at risk

▪	All payments are subject to the credit risk of Bank of Montreal

▪	No periodic interest payments

▪	In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

▪	Limited secondary market liquidity, with no exchange listing

▪	The notes are the unsecured obligations of Bank of Montreal. The notes are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The notes are being issued by Bank of Montreal (“BMO”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-8 of this term sheet and “Risk Factors” beginning on page PS-5 of product supplement EQUITY STR-1.

The estimated initial value of the notes determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be within the range of $9.10 and $9.46 per unit and will be less than the public offering price listed below. However, as discussed in more detail in this term sheet, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” below for additional information.

The notes are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$ 10.00	$
Underwriting discount(1)	$ 0.20	$
Proceeds, before expenses, to BMO	$ 9.80	$

(1)	For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

November    , 2026

Autocallable Strategic Accelerated Redemption Securities®
Linked to the VanEck® Gold Miners ETF, due November , 2029

Summary

The Autocallable Strategic Accelerated Redemption Securities® Linked to the VanEck® Gold Miners ETF, due November , 2029 (the “notes”) are our senior unsecured debt securities. The notes are not insured by the Canada Deposit Insurance Corporation or the Federal Deposit Insurance Corporation, or secured by collateral. The notes rank equally with all of our other unsecured senior debt from time to time outstanding. Any payments due on the notes, including any repayment of principal, are subject to our credit risk.

The notes will be automatically called if the Observation Level of the Market Measure, which is the VanEck® Gold Miners ETF (the “Underlying Fund”), on any Observation Date is greater than or equal to the Call Level. If your notes are automatically called, you will receive the applicable Call Amount on the related Call Settlement Date, and no further amounts will be payable on the notes. If your notes are not automatically called on any Observation Date, at maturity you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our credit risk. See “Terms of the Notes” below.

Our initial estimated value of the notes equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the initial estimated value of the notes is based on market conditions at the time it is calculated.

The economic terms of the notes (including the Call Amounts and Call Premiums) are based on our internal funding rate described above. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” and “Structuring the Notes” below.

Autocallable Strategic Accelerated Redemption Securities®	TS-2

Autocallable Strategic Accelerated Redemption Securities®
Linked to the VanEck® Gold Miners ETF, due November , 2029

Terms of the Notes		Payment Determination
Issuer:	Bank of Montreal (“BMO”)

Automatic Call Provision:

Redemption Amount Determination:

If the notes are not automatically called you will receive the Redemption Amount per unit on the maturity date, determined as follows:

Because the Threshold Value for the notes is equal to the Starting Value, you will lose some or all of your investment if the Ending Value is less than the Starting Value.

Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not automatically called on either of the first two Observation Dates
Market Measure:	The VanEck® Gold Miners ETF (Bloomberg symbol: “GDX”)
Starting Value:	The Closing Market Price of the Underlying Fund on the pricing date
Ending Value:	The Observation Level of the Market Measure on the final Observation Date
Observation Level:	The Closing Market Price of the Underlying Fund on the applicable Observation Date times its Price Multiplier on that day
Price Multiplier:	1, subject to adjustment for certain events relating to the Underlying Fund, as described beginning on page PS-27 of product supplement EQUITY STR-1.
Observation Dates:	On or about November , 2027, November , 2028 and November , 2029 (the final Observation Date), approximately one, two and three years after the pricing date. The scheduled Observation Dates are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-24 of product supplement EQUITY STR-1.
Call Level:	100% of the Starting Value
Call Amounts (per Unit) and Call Premiums:

[$12.00 to $12.10] representing a Call Premium of [20.00% to 21.00%] if called on the first Observation Date, [$14.00 to $14.20] representing a Call Premium of [40.00% to 42.00%] if called on the second Observation Date, and [$16.00 to $16.30] representing a Call Premium of [60.00% to 63.00%] if called on the final Observation Date

The actual Call Amounts and Call Premiums will be determined on the pricing date.

Call Settlement Dates:	Approximately the fifth business day following the applicable Observation Date, subject to postponement if the related Observation Date is postponed, as described on page PS-22 of product supplement EQUITY STR-1; provided, however, that the Call Settlement Date related to the final Observation Date will be the maturity date.
Threshold Value:	100% of the Starting Value
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” below.
Joint Calculation Agents:	BMO Capital Markets Corp. (“BMOCM”) and BofA Securities, Inc. (“BofAS”), acting jointly.

Autocallable Strategic Accelerated Redemption Securities®	TS-3

Autocallable Strategic Accelerated Redemption Securities®
Linked to the VanEck® Gold Miners ETF, due November , 2029

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY STR-1 dated July 15, 2026: https://www.sec.gov/Archives/edgar/data/927971/000121465926008582/z714261424b2.htm

▪	Prospectus Supplement and Prospectus dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling toll-free at 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY STR-1. When we refer to “we,” “us” or “our” in this term sheet, we refer only to Bank of Montreal.

“Autocallable Strategic Accelerated Redemption Securities®” and “STARs®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Observation Level of the Underlying Fund on any of the Observation Dates will be equal to or greater than the Call Level and, in that case, you accept an early exit from your investment.

▪	You accept that any positive return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the price of the Underlying Fund is greater than the applicable Call Premium.

▪	If the notes are not automatically called, you accept that your investment will result in a loss, which could be significant.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the shares of the Underlying Fund or the securities held by the Underlying Fund.

▪	You are willing to accept a limited market or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You wish to make an investment that cannot be automatically called prior to maturity.

▪	You anticipate that the Observation Level of the Underlying Fund will be less than the Call Level on each Observation Date.

▪	You anticipate that the notes will not be automatically called and the price of the Underlying Fund will decrease from the Starting Value to the Ending Value.

▪	You seek an uncapped return on your investment.

▪	You seek principal repayment or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the shares of the Underlying Fund or the securities held by the Underlying Fund.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Strategic Accelerated Redemption Securities®	TS-4

Autocallable Strategic Accelerated Redemption Securities®
Linked to the VanEck® Gold Miners ETF, due November , 2029

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Levels and Call Premiums, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

(1)	a Starting Value of 100.00;

(2)	a Threshold Value of 100.00;

(3)	a Call Level of 100.00;

(4)	an expected term of the notes of approximately three years, if the notes are not automatically called on either of the first two Observation Dates;

(5)	a Call Premium of 20.50% of the principal amount if the notes are automatically called on the first Observation Date; 41.00% of the principal amount if automatically called on the second Observation Date; and 61.50% of the principal amount if automatically called on the final Observation Date (in each case, the midpoint of the applicable Call Premium ranges); and

(6)	Observation Dates occurring approximately one, two and three years after the pricing date.

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Underlying Fund. For recent actual prices of the Underlying Fund, see “The Underlying Fund” section below. The price of the Underlying Fund will not include any income generated by dividends paid on the Underlying Fund, which you would otherwise be entitled to receive if you invested in the Underlying Fund directly. In addition, all payments on the notes are subject to issuer credit risk.

Autocallable Strategic Accelerated Redemption Securities®	TS-5

Autocallable Strategic Accelerated Redemption Securities®
Linked to the VanEck® Gold Miners ETF, due November , 2029

Notes Are Called on an Observation Date

The notes will be automatically called at $10.00 plus the applicable Call Premium on one of the Observation Dates if the relevant Observation Level is equal to or greater than the Call Level. After the notes are automatically called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 1 - The Observation Level on the first Observation Date is 125.00. Therefore, the notes will be automatically called at $10.00 plus the Call Premium of $2.05, which is equal to a Call Amount of $12.05 per unit. After the notes are automatically called, they will no longer remain outstanding and there will not be any further payments on the notes. Even though the Underlying Fund appreciated by 25.00% from its Starting Value to its Observation Level on the first Observation Date in this example, your return is limited to the Call Premium of 20.50% that is applicable to that Observation Date.

Example 2 - The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be automatically called at $10.00 plus the Call Premium of $4.10, which is equal to a Call Amount of $14.10 per unit. After the notes are automatically called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 - The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 165.00. Therefore, the notes will be automatically called and, on the maturity date, you will receive $10.00 plus the Call Premium of $6.15, which is equal to a Call Amount of $16.15 per unit.

Notes Are Not Called on Any Observation Date

Example 4 - The notes are not automatically called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 50.00, the Redemption Amount per unit will be:

Autocallable Strategic Accelerated Redemption Securities®	TS-6

Autocallable Strategic Accelerated Redemption Securities®
Linked to the VanEck® Gold Miners ETF, due November , 2029

Summary of the Hypothetical Examples

	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date

	Example 1	Example 2	Example 3	Example 4

Starting Value	100.00	100.00	100.00	100.00

Call Level	100.00	100.00	100.00	100.00

Threshold Value	100.00	100.00	100.00	100.00

Observation Level on the first Observation Date	125.00	85.00	85.00	85.00

Observation Level on the second Observation Date	N/A	105.00	70.00	70.00

Observation Level on the final Observation Date	N/A	N/A	165.00	50.00

Return of the Market Measure	25.00%	5.00%	65.00%	-50.00%

Return of the Notes	20.50%	41.00%	61.50%	-50.00%

Call Amount / Redemption Amount per Unit	$12.05	$14.10	$16.15	$5.00

Autocallable Strategic Accelerated Redemption Securities®	TS-7

Autocallable Strategic Accelerated Redemption Securities®
Linked to the VanEck® Gold Miners ETF, due November , 2029

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-5 of product supplement EQUITY STR-1, page S-2 of the prospectus supplement, and page 9 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.

▪	The notes do not pay interest, and any return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Any positive return on your investment is limited to the return represented by the Call Premiums and may be less than a comparable investment directly in shares of the Underlying Fund or the securities held by the Underlying Fund.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Because the notes could be automatically called as early as the first Observation Date, the term of the notes could be shortened, and there is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity.

Valuation and Market-related Risks

▪	Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The public offering price of the notes may exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the public offering price, but are not included in the estimated value. These costs will include any underwriting discount and selling concessions and the cost of hedging our obligations under the notes through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

▪	To determine the terms of the notes, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

▪	Our initial estimated value of the notes is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Underlying Fund, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which we, BofAS or any of our respective affiliates would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we, BofAS or any of our respective affiliates or any other party would be willing to buy your notes in any secondary market at any time.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S, BofAS or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trading in shares of the Underlying Fund or the securities held by the Underlying Fund), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may adversely affect the market value of and return on the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is BofAS. We have the right to appoint and remove the calculation agents.

Market Measure-related Risks

▪	The sponsor and advisor of the Underlying Fund may adjust the Underlying Fund in a way that affects its value, and these entities have no obligation to consider your interests.

▪	The sponsor of the index underlying the Underlying Fund may adjust such index in a way that affects its level, and has no obligation to consider your interests.

Autocallable Strategic Accelerated Redemption Securities®	TS-8

Autocallable Strategic Accelerated Redemption Securities®
Linked to the VanEck® Gold Miners ETF, due November , 2029

▪	You will have no rights of a holder of shares of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own shares of the Underlying Fund or the securities held by the Underlying Fund, we, MLPF&S, BofAS and our respective affiliates do not control the Underlying Fund or any company included in the Underlying Fund, and have not verified any disclosure made by any company.

▪	There are liquidity and management risks associated with the Underlying Fund.

▪	The performance of the Underlying Fund may not correlate with the performance of the securities held by the Underlying Fund as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or the securities held by the Underlying Fund may be adversely affected, sometimes materially.

▪	The payment on the notes will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” in product supplement EQUITY STR-1.

▪	Your return on the notes may be affected by factors affecting the international securities markets, specifically changes in the countries represented by the Underlying Fund.

▪	Some of the securities held by the Underlying Fund are traded in a currency other than U.S. dollars and, for purposes of calculating the value of the Underlying Fund, are converted into U.S. dollars. Therefore, the value of the Underlying Fund will depend in part on the relevant exchange rates.

Tax-related Risks

▪	The U.S. federal income tax consequences of an investment in the notes are unclear. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) with respect to the notes. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with our intended treatment of them, as described in “United States Federal Income Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the notes is respected, a note may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Income Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal income tax treatment of the notes, possibly retroactively.

▪	You should review carefully the sections of this term sheet and the accompanying product supplement entitled “United States Federal Income Tax Considerations” and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional Risk Factors

The notes are subject to risks relating to emerging markets.

Some of the equity securities composing the Underlying Fund have been issued by companies in countries based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

Autocallable Strategic Accelerated Redemption Securities®	TS-9

Autocallable Strategic Accelerated Redemption Securities®
Linked to the VanEck® Gold Miners ETF, due November , 2029

An investment in the notes is subject to risks associated with investing in stocks in the gold and silver mining industries.

All or substantially all of the equity securities composing the Underlying Fund are issued by companies whose primary line of business is directly associated with the gold and/or silver mining industries. As a result, the value of the notes may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers. Investments related to gold and silver are considered speculative and are affected by a variety of factors. Competitive pressures may have a significant effect on the financial condition of gold and silver mining companies. Also, gold and silver mining companies are highly dependent on the price of gold and silver bullion, respectively, and may be adversely affected by a variety of worldwide economic, financial and political factors. The price of gold has fluctuated in recent years and may continue to fluctuate substantially over short periods of time so the trading price of the shares of the Underlying Fund may be more volatile than other types of investments. Fluctuation in the prices of gold and silver may be due to a number of factors, including changes in inflation and changes in industrial and commercial demand for metals. Additionally, increased environmental or labor costs may depress the value of metal investments. In times of significant inflation or great economic uncertainty, gold, silver and other precious metals may outperform traditional investments such as bonds and stocks. However, in times of stable economic growth, traditional equity and debt investments could offer greater appreciation potential and the value of gold, silver and other precious metals may be adversely affected, which could in turn affect the Underlying Fund’s returns. If a natural disaster or other event with a significant economic impact occurs in a region where the companies in which the Underlying Fund invests operate, that disaster or event could negatively affect the profitability of these companies and, in turn, the Underlying Fund’s investment in them. These factors could affect the gold and silver mining industries and could affect the value of the equity securities held by the Underlying Fund and the price of the Underlying Fund during the term of the notes, which may adversely affect the value of your notes.

The Underlying Fund has recently transitioned to tracking a new underlying index, which differs from the prior underlying index in important ways.

Prior to September 19, 2025, the Underlying Fund sought to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index. After market close on September 19, 2025, the Underlying Fund’s benchmark index became the MarketVectorTM Global Gold Miners Index. The MarketVectorTM Global Gold Miners Index differs from the NYSE Arca Gold Miners Index in important ways, including use of different market capitalization criteria for inclusion in the index and different weighting schemes, and the composition of the Underlying Fund has changed as a result of this transition.

When evaluating the historical performance of the Underlying Fund, you should bear in mind that the index tracked by the Underlying Fund during the historical period shown in this term sheet before market close on September 19, 2025 is different from the index that the Underlying Fund tracks currently. The historical performance of the Underlying Fund might have been meaningfully different had the Underlying Fund tracked the MarketVectorTM Global Gold Miners Index before market close on September 19, 2025.

We cannot predict what effect these changes may have on the performance of the Underlying Fund. It is possible that these changes could adversely affect the performance of the Underlying Fund and, in turn, your return on the notes.

Autocallable Strategic Accelerated Redemption Securities®	TS-10

Autocallable Strategic Accelerated Redemption Securities®
Linked to the VanEck® Gold Miners ETF, due November , 2029

The Underlying Fund

The Underlying Fund is issued by the VanEck® ETF Trust, a registered open-end management company. The Underlying Fund seeks to replicate, before fees and expenses, the price and yield performance of the MarketVectorTM Global Gold Miners Index. The MarketVectorTM Global Gold Miners Index is a float-adjusted modified market capitalization-weighted index designed to track the performance of the global gold and silver mining segment. Before market close on September 19, 2025, the VanEck® Gold Miners ETF’s underlying index was the NYSE Arca Gold Miners Index. See “Additional Risk Factors—The Underlying Fund has recently transitioned to tracking a new underlying index, which differs from the prior underlying index in important ways” in this term sheet. Information provided to or filed with the SEC under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325 and can be inspected through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this term sheet. The Underlying Fund is listed on the New York Stock Exchange under the ticker symbol “GDX.” For more information about the MarketVectorTM Global Gold Miners Index, see “—MarketVectorTM Global Gold Miners Index” below.

This term sheet relates only to the notes offered hereby and does not relate to the Underlying Fund. We have derived all disclosures contained in this term sheet regarding the Underlying Fund from the publicly available documents described in the preceding paragraph, without independent investigation. In connection with the offering of the notes, neither we nor any agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Fund. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Underlying Fund in connection with the offer and sale of the notes. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Fund have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying Fund could affect the value of, and any payments on, the notes.

We and/or our affiliates may presently or from time to time engage in business with the Underlying Fund. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Underlying Fund, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlying Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws.

The MarketVectorTM Global Gold Miners Index

We obtained all information contained in this term sheet regarding the MarketVectorTM Global Gold Miners Index (referred to in this section as the “Global Gold Miners Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MarketVector Indexes GmbH (“MVIS”), the index sponsor of the Global Gold Miners Index. The Global Gold Miners Index was developed by MVIS and is maintained and published by MVIS. The Global Gold Miners Index is calculated by Solactive AG. MVIS has no obligation to continue to publish, and may discontinue publication of, the Global Gold Miners Index at any time. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Global Gold Miners Index in connection with the offer and sale of the notes.

In addition, information about the Global Gold Miners Index may be obtained from other sources including, but not limited to, the Global Gold Miners Index sponsor’s website. We are not incorporating by reference into this term sheet the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the Global Gold Miners Index is accurate or complete.

The Global Gold Miners Index is designed to track the performance of the global gold and silver mining segment, which includes companies that derive at least 50% (25% for current components) of their revenues from gold mining/royalties/streaming and/or silver mining/royalties/streaming or with mining projects that have the potential to generate at least 50% (25% for current components) of their revenues from gold and/or silver when developed. The Global Gold Miners Index was launched on June 3, 2025, with a base index value of 1,000 as of April 30, 2006.

Autocallable Strategic Accelerated Redemption Securities®	TS-11

Autocallable Strategic Accelerated Redemption Securities®
Linked to the VanEck® Gold Miners ETF, due November , 2029

Index Composition and Maintenance

Index Universe

The index universe includes only common securities and securities with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing. Limited partnerships are excluded. Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on that exchange. Securities listed on (1) exchanges in Bahrain, China (domestic market), India, Kuwait, Luxembourg, Oman, Qatar, Russia, Saudi Arabia, United Arab Emirates and Vietnam or (2) Paris Euronext Auction, Hamburger Boerse, Boerse Berlin, Oslo Euronext Growth or London Stock Exchange are excluded.

Investable Index Universe

Only companies with a free float (or shares available to foreign investors) of 5% or more for existing index components or 10% or more for new components are eligible for inclusion the Global Gold Miners Index. In addition, stocks that are currently not in the Global Gold Miners Index must meet the following size and liquidity requirements:

1.	a full market capitalization exceeding $ 150 million;

2.	a three-month average-daily-trading volume of at least US $1 million at the current review and also at the previous two reviews; and

3.	at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.

For stocks already in the Global Gold Miners Index the following applies:

1.	a full market capitalization exceeding $ 75 million;

2.	a three-month average-daily-trading volume of at least $ 0.2 million at the current review and also at the previous two reviews; and

3.	a three-month average-daily-trading volume of at least $0.6 million at current review or at one of the previous two reviews; or at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.

In case the number of investable stocks drops below the minimum component number, additional companies are flagged eligible by MVIS’s decision until the number of eligible stocks equals the minimum component count.

Only one share line of each company is eligible. In case more than one share line fulfills the above size and liquidity rules, only the largest share line by free float market capitalization is eligible. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide for a different share line.

In case the free float market capitalization of a non-component share line:

1.	exceeds the free float market capitalization of a share line of the same company which is an index component by at least 25%; and

2.	fulfills all size and liquidity eligibility criteria for non-components,

the current component share line will be replaced by the larger one. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide to keep the current share line instead.

Index Constituent Selection

The Global Gold Miners Index is reviewed and rebalanced on a quarterly basis in March, June, September and December. The target coverage of the Global Gold Miners Index is 90% of the free float market capitalization of the investable universe with at least 25 companies. The constituents of the Global Gold Miners Index are selected using the following procedure:

1.	All securities in the eligible universe are sorted in terms of free-float market capitalization in descending order.

2.	Securities covering the top 85% of the free-float market capitalization of the eligible universe qualify for selection.

3.	Current components between 85% and 98% of the free-float market capitalization of the eligible universe also qualify for selection.

Autocallable Strategic Accelerated Redemption Securities®	TS-12

Autocallable Strategic Accelerated Redemption Securities®
Linked to the VanEck® Gold Miners ETF, due November , 2029

4.	If the coverage is still below 90% of the free-float market capitalization of the eligible universe or the number of components in the Global Gold Miners Index is still below 25, the largest remaining securities will be selected until both the target coverage and minimum number of components are reached.

5.	In case the number of eligible securities is below the minimum of 25, additional securities are added by MVIS’s decision until the number of securities selected for inclusion in the Global Gold Miners Index reaches the minimum of 25 securities.

In addition to the periodic reviews, the Global Gold Miners Index is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the index components.

Index Calculation

The value of the Global Gold Miners Index is calculated using the Laspeyres’ formula, with stock prices converted to U.S. dollars:

where (for all stocks (i) in the relevant MVIS Index):

pi = stock price (rounded to four decimal places);

qi = number of shares;

ffi = free float factor (rounded to two decimal places);

fxi = exchange rate (local currency to U.S. Dollar) (rounded to 12 decimal places);

cfi = sector-weighting cap factor (if applicable, otherwise set to 1) (rounded to 16 decimal places);

M = free float market capitalization of the relevant MVIS Index; and

D = divisor (rounded to six decimal places).

Free Float

The Global Gold Miners Index is free float-adjusted — that is, the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation. At times, other adjustments are made to the share count to reflect foreign ownership limits or sanctions. These are combined with the block-ownership adjustments into a single factor. To avoid unwanted double counting, either the block-ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result. Free float factors are reviewed quarterly.

Index Company-Weighting Cap Factors

Companies in the Global Gold Miners Index are ranked according to their free float market capitalization, as modified by the company-weighting cap factors. The Global Gold Miners Index uses the company-weighting cap factors to ensure diversification to avoid overweighting. The company-weighting cap factors are reviewed quarterly and applied, if necessary. The following weighting scheme applies to the Global Gold Miners Index:

1.	All index components are weighted by their free-float market capitalization.

2.	All index components exceeding 4.5%, but at least the largest five and no more than the largest 10 constituents, are grouped together (the “Large-Weights”). All other index constituents are also grouped together (the “Small-Weights”).

3.	The aggregated weighting of the Large-Weights is capped at 45%:

a.	If the aggregated weight of all Large-Weights exceeds 45%, a capping factor is calculated and applied to bring the weight down to 45% and at the same time, a second capping factor is calculated and applied to increase the aggregated weight of the Small-Weights to 55%.

b.	Large-Weights: The maximum weight for any single security is 20% and the minimum weight is 5%. If a security is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight will be redistributed proportionally across all other Large-Weights.

Autocallable Strategic Accelerated Redemption Securities®	TS-13

Autocallable Strategic Accelerated Redemption Securities®
Linked to the VanEck® Gold Miners ETF, due November , 2029

c.	Small-Weights: The maximum weight for any single security is 4.5%. If a security is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight shall be redistributed proportionally across all other Small-Weights.

In case the aggregated weight of all index components with less than 50% of their revenue derived from the activities described above exceeds 20%, a weighting cap factor will be applied to ensure the aggregated weight of such index components does not exceed 20%. The excess weight shall be proportionally redistributed among the uncapped index components with more than 50% exposure to such activities within the Small-Weights.

Autocallable Strategic Accelerated Redemption Securities®	TS-14

Autocallable Strategic Accelerated Redemption Securities®
Linked to the VanEck® Gold Miners ETF, due November , 2029

The following graph shows the daily historical performance of the Underlying Fund on its primary exchange in the period from January 4, 2021 through November 2, 2026. We obtained this historical data from Bloomberg Finance L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Finance L.P. On November 2, 2026, the Closing Market Price of the Underlying Fund was $79.15. The graph below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits. When evaluating the historical performance of the Underlying Fund provided below, you should bear in mind that the index tracked by the Underlying Fund during the historical period shown below before market close on September 19, 2025 is different from the index that the Underlying Fund tracks currently. The historical performance of the Underlying Fund might have been meaningfully different had the Underlying Fund tracked the MarketVectorTM Global Gold Miners Index before market close on September 19, 2025. See “Additional Risk Factors—The Underlying Fund has recently transitioned to tracking a new underlying index, which differs from the prior underlying index in important ways” in this term sheet.

Historical Performance of the Underlying Fund

This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Fund during any period set forth above is not an indication that the price per share of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices of the Underlying Fund.

Autocallable Strategic Accelerated Redemption Securities®	TS-15

Autocallable Strategic Accelerated Redemption Securities®
Linked to the VanEck® Gold Miners ETF, due November , 2029

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has informed us of the information in the following paragraph. MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduces the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

BofAS has advised us that MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models at their discretion, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has advised us that at MLPF&S’s and BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes is expected to be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

BofAS has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a BofAS account, the value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding BMO or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Autocallable Strategic Accelerated Redemption Securities®	TS-16

Autocallable Strategic Accelerated Redemption Securities®
Linked to the VanEck® Gold Miners ETF, due November , 2029

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Fund. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate which we refer to as our internal funding rate, which is the rate that we might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with costs associated with offering, structuring and hedging the notes, results in the initial estimated value of the notes on the pricing date being less than the public offering price.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 per unit principal amount and will depend on the performance of the Underlying Fund. In order to meet these payment obligations, at the time we issue the notes, we expect to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include MLPF&S, BofAS and/or one of their or our respective affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by our affiliates, MLPF&S, BofAS or any other hedge providers. Any profit in connection with such hedging activity will be in addition to any other compensation that the agent, and their or our respective affiliates receive for the sale of notes, which creates an additional incentive to sell the notes to you.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-7 and “Use of Proceeds and Hedging” on page PS-20 of product supplement EQUITY STR-1.

Autocallable Strategic Accelerated Redemption Securities®	TS-17

Autocallable Strategic Accelerated Redemption Securities®
Linked to the VanEck® Gold Miners ETF, due November , 2029

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Canadian Federal Income Tax Summary” in the product supplement EQUITY STR-1. Notwithstanding anything to the contrary in the accompanying product supplement, the Canadian tax consequences discussed in the accompanying product supplement do not take into account the proposed amendments to the “hybrid mismatch arrangement” rules in the Tax Act released for consultation on July 23, 2026.

United States Federal Income Tax Considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the notes due to the lack of governing authority, in the opinion of our counsel Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a note as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation in the final pricing supplement. Assuming this treatment of the notes is respected, the tax consequences are as outlined in the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement.

Even if the treatment of the notes as “open transactions” is respected, a purchase of a note may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain a U.S. investor would otherwise recognize in respect of a note would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period the U.S. investor held the securities, and the U.S. investor would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority there is significant uncertainty as to whether or how these rules will apply to the notes. U.S. investors should read the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult their tax advisors regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. For example, under one alternative characterization the notes may be treated as contingent payment debt instruments, which would require U.S. investors to accrue income periodically based on a “comparable yield” and generally would require non-U.S. investors to certify their non-U.S. status on an IRS Form W-8 to avoid a 30% (or a lower treaty rate) U.S. withholding tax. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

As discussed in the accompanying product supplement, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) generally impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“underlying securities”), as defined under the applicable Treasury regulations, or indices that include underlying securities. Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. Pursuant to an IRS notice, Section 871(m) will not apply to notes issued before January 1, 2029 that do not have a delta of one with respect to any underlying security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any underlying security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on a non-U.S. investor’s particular circumstances, including whether the non-U.S. investor enters into other transactions with respect to an underlying security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. Non-U.S. investors should consult their tax advisors regarding the potential application of Section 871(m) to the notes.

Both U.S. and non-U.S. investors considering an investment in the notes should read the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement and consult their tax advisors regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Autocallable Strategic Accelerated Redemption Securities®	TS-18